UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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BENCHMARK ELECTRONICS, INC.

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Benchmark Electronics Comments on Engaged Capital Director Nominee Slate

ANGLETON, Texas, Feb. 25, 2016 – Benchmark Electronics, Inc. (NYSE: BHE) today issued the following statement:

“We have been informed by Avnet, Inc. that Lisa M. Kelley, Chief Audit Executive at Avnet, Inc., has withdrawn from the slate of nominees proposed by Engaged Capital.

Avnet is a long-term and significant supplier to Benchmark and we deeply value our business relationship.  As we made clear to Engaged Capital prior to its formal submission of proposed director candidates, we believe that it would be a conflict of interest for a member of management at a significant supplier of Benchmark to serve on the Benchmark Board of Directors, especially in light of Benchmark’s ongoing focus on working capital improvements.  Furthermore, we believe such practice would be wholly inconsistent with best-in-class corporate governance and not in the best interest of all Benchmark shareholders.

As we have previously noted, Benchmark has sought to work constructively with Engaged Capital.  We were surprised that Engaged Capital chose to nominate this candidate, given that Benchmark had previously notified Engaged Capital of the inherent conflict related to the Company’s significant business relationship with Avnet. The Company offered Engaged Capital the opportunity to propose an alternative candidate, in addition to requesting that Engaged Capital submit its candidates to the Board’s routine director candidate review process.”

J.P. Morgan Securities LLC is acting as financial advisor to Benchmark and Cravath, Swaine & Moore LLP is acting as its legal counsel.

About Benchmark Electronics, Inc.
Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

Forward-Looking Statements
This press release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “should,” "expect," "estimate," "anticipate," "predict," "goals," “will” and similar terms, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts. Our forward-looking statements include, among other things, Benchmark's business and growth strategies, and the completion, accretive effect and expected financial results of the Secure acquisition.  Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to its operations, markets and business environment generally.  If one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date hereof, and the Company assumes no obligation to update them. Readers are advised to consult further disclosures on related subjects, particularly in Item 1A, "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2014, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information and Where to Find It
Benchmark intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2016 Annual Meeting. Benchmark shareholders are strongly encouraged to read any such proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information.

Benchmark, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s proxy statement, dated April 2, 2015, for its 2015 Annual Meeting. To the extent holdings of Benchmark’s securities by such directors or executive officers have changed since the amounts printed in the 2015 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Benchmark’s 2016 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at Benchmark’s website at www.bench.com or by contacting Benchmark Investor Relations at (979) 849-6550.

Contact:

Benchmark Electronics, Inc.
Lisa Weeks
979-849-6550 (ext. 1361)
or
MacKenzie Partners, Inc.
Paul Schulman
212-929-5364
or
Joele Frank, Wilkinson Brimmer Katcher
Andrew Siegel, Jim Golden, Mahmoud Siddig
212-355-4449